ISSUER FREE WRITING PROSPECTUS
Dated April 26, 2012
Filed Pursuant to Rule 433
Registration No. 333- 169075

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.
FREE WRITING PROSPECTUS

American Realty Capital Healthcare Trust, Inc. (the “Company”) filed a registration statement on Form S-11 (including a prospectus) with the SEC on August 27, 2010 and the registration statement became effective on February 18, 2011. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The final prospectus, dated February 18, 2011, and supplements thereto are available on the SEC Web site at http://sec.gov/Archives/edgar/data/1499875/000114420411009880/v211699_424b3.htm,

http://sec.gov/Archives/edgar/data/1499875/000114420412003486/v300130_424b3.htm,

http://sec.gov/Archives/edgar/data/1499875/000114420412016012/v306543_424b3.htm and

http://sec.gov/Archives/edgar/data/1499875/000114420412017834/v307668_424b3.htm.

Alternatively, the Company or Realty Capital Securities, LLC, the dealer manager participating in the offering, or any other dealer participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-877-373-2522.

The Company does not believe that the following communication presents an offer as defined in the Securities Act of 1933, as amended. However, the Company is filing the communication in a Free Writing Prospectus as a precautionary matter.

The Company issued the following press release on April 26, 2012:

CONTACTS

From: Anthony J. DeFazio DeFazio Communications, LLC tony@defaziocommunications.com Ph: (484-532-7783)	For: Brian S. Block, EVP & CFO American Realty Capital Healthcare Trust, Inc. bblock@arlcap.com Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Announces Appointment of
Industry Veteran Thomas D’Arcy as CEO

New York, NY, April 26, 2012 ˗ American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare”) today announced the appointment of Thomas D’Arcy as Chief Executive Officer of its advisor. Mr. D’Arcy joins Todd Jensen, Chief Investment Officer, Steve Leathers, Vice President, Acquisitions and Sean Leahy, Vice President, Asset Management, who together will serve as the senior management team for ARC Healthcare.

“I am delighted to be able to announce the addition of Tom D’Arcy to head up the senior management team for ARC Healthcare,” commented Nicholas S. Schorsch, Chairman of ARC Healthcare. “Tom brings significant real estate experience and a successful investment track record to our company. He complements our healthcare team, which is dedicated exclusively to building a best-in-class, diversified portfolio of healthcare properties in the direct investment space. Our management team is uniquely suited, in my view, to execute ARC Healthcare’s business plan and construct enterprise value through the aggregation of assets at an advantageous time in our cycle.”

Mr. D’Arcy brings to this executive position over 25 years of successful leadership experience at several important public and private real estate companies. Prior to joining ARC Healthcare, Tom served as president and chief executive officer for Grubb & Ellis Company since November 2009. He was also a member of its board of directors. Prior to Grubb & Ellis, he was a principal of Bayside Realty Partners, a private real estate company focused on acquiring, renovating and developing land and income-producing real estate. Prior to that, he served as president and chief executive officer of Equity Investment Group, a private real estate investment trust, and as chairman and chief executive officer of Bradley Real Estate, Inc., a NYSE-listed REIT.

“I am excited about the opportunity to join ARC Healthcare and its team of professionals dedicated to leading the industry in best practices with unwavering dedication to an investor first approach,” added Mr. D’Arcy. “My considerable experience with publicly traded real estate investments will expand the success of an already highly regarded portfolio of healthcare related assets.”

Important Notice

American Realty Capital Healthcare Trust, Inc. is a publicly registered, non-traded real estate investment program. ARC Healthcare does not believe that the communication contained herein presents an offer as defined in the Securities Act of 1933, as amended.

ARC Healthcare filed a registration statement on Form S-11 (including a prospectus) with the SEC on August 27, 2010, and the registration statement became effective on February 18, 2011. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The final prospectus, dated February 18, 2011, and supplements thereto are available on the SEC Web site at http://sec.gov/Archives/edgar/data/1499875/000114420411009880/v211699_424b3.htm,

http://sec.gov/Archives/edgar/data/1499875/000114420412003486/v300130_424b3.htm,

http://sec.gov/Archives/edgar/data/1499875/000114420412016012/v306543_424b3.htm and

http://sec.gov/Archives/edgar/data/1499875/000114420412017834/v307668_424b3.htm.

Alternatively, ARC Healthcare or Realty Capital Securities, LLC, the dealer manager participating in the offering, or any other dealer participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-877-373-2522.

To arrange interviews with executives of American Realty Capital Healthcare Trust, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

###